EXHIBIT 99.1

TheraSense Announces First Profitable Quarter

Sixty-one percent gross margin results in $0.06 earnings per share

     ALAMEDA, Calif, October 22, 2003 – TheraSense, Inc. (Nasdaq: THER) announced today its results for the third quarter ended September 30, 2003.

Third Quarter Performance

Total revenues for the third quarter of 2003 were $58.2 million, an increase of 49% over the third quarter of 2002. For the first nine months of 2003 total revenues were $150.1 million. Total revenues for the first nine months of 2002 were $131.5 million, which included $20.4 million from recognition of previously deferred revenues. The recognition of revenue occurred in the second quarter of 2002 when TheraSense achieved the ability to estimate product return rates. The increased revenues were principally the result of increased sales of FreeStyle test strips and FreeStyle system kits.

Gross profit for the third quarter of 2003 was $35.3 million, a 71% increase over third quarter of 2002. For the first nine months of 2003 gross profit was $85.5 million. Gross profit for the first nine months of 2002 was $60.3 million, which included $4.2 million from the recognition of previously deferred revenues. Gross margin for the third quarter of 2003 was 61% compared to a gross margin of 53% in the third quarter of 2002. Gross margin for the third quarter of 2003 also compares favorably with the gross margin of 56% for the second quarter of 2003. The improved gross profit and gross margin resulted from reduced test strip and system kit manufacturing costs, test strip revenue comprising a greater proportion of total revenue, and fixed costs being spread over larger sales volumes.

“We are very pleased to announce our first profitable quarter and our third consecutive quarter with positive cash flow from operations,” said Mark Lortz, President and CEO of TheraSense. “In addition to our excellent financial results, we launched the FreeStyle Flash blood glucose monitoring system earlier this month and anticipate filing our premarket approval application for FreeStyle Navigator, our continuous glucose monitoring system, in the fourth quarter.”

The net income for the third quarter of 2003 was $2.7 million or $0.06 diluted earnings per share compared to a net loss of $9.3 million or $0.23 of loss per basic and diluted share in the third quarter of 2002. For the first nine months of 2003, the net loss was $9.3 million or $0.23 per basic and diluted share compared to a net loss of $23.4 million or $0.59 per basic and diluted share for the first nine months of 2002. The net loss for the first nine months of 2002 was favorably impacted by $4.2 million in gain from the recognition of previously deferred revenue.

Cash and investments at the end of the third quarter were $83.5 million, compared to $78.8 million at the end of the second quarter of 2003.

Investor Conference Call

TheraSense will host a conference call today at 2:00 p.m., Pacific Time. A live web cast will be available via a link on the Investor Relations portion of TheraSense’s website at www.therasense.com. An on demand archive of the call will be available at the TheraSense website for five days following the call.

About TheraSense

TheraSense develops, manufactures and sells easy to use glucose monitoring systems that dramatically reduce the pain of testing for people with diabetes. The company began selling its first product, the FreeStyle® blood glucose monitoring system, in June 2000. The FreeStyle system has wide distribution in the United States through national retailers including Walgreens, Wal-Mart, CVS, Eckerd and Rite Aid. The FreeStyle system is distributed in various European countries by Ypsomed, formerly Disetronic Injection Systems. In Japan, the FreeStyle system is distributed by Nipro Corporation, the Japanese market leader in dialysis and insulin pumps. The TheraSense headquarters and test strip manufacturing facility are located in Alameda, California. Visit us at www.therasense.com.

Forward-Looking Statements

The foregoing contains statements regarding the timing of the submission of our premarket approval application for FreeStyle Navigator. These statements are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and actual results could differ materially. TheraSense undertakes no obligation to update or revise any forward-looking statement. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to: risks related to the failure to obtain FDA approval; risks related to noncompliance with FDA regulations; and risks related to the development of innovative products.

Investors should read the risk factors set forth in TheraSense’s Form 10-Q for the quarter ended June 30, 2003 and periodic reports filed with the Securities and Exchange Commission. The risk factors are also available on the Investor Relations portion of TheraSense’s website at www.therasense.com.

Contacts:

Financial Dynamics for TheraSense	TheraSense, Inc.
Investors: Jim Byers, Teresa Thuruthiyil	Maureen Tiongco
Press: Christopher Katis, Ron Heckmann	Investor Relations
(415) 439-4513	(510) 749-5400

THERASENSE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

Total revenues	$58,230	$ 39,029	$ 150,064	$ 131,535	(1)
Cost of revenues	22,918	18,362	64,526	71,198	(1)

Gross profit	35,312	20,667	85,538	60,337	(1)

Operating expenses:
Research and development	5,149	5,332	15,992	15,819
Selling, general and administrative	27,689	24,991	79,424	69,055

Total operating expenses	32,838	30,323	95,416	84,874

Income (loss) from operations	2,474	(9,656)	(9,878)	(24,537	)(1)
Interest income, net	216	308	553	1,108

Net income (loss)	$ 2,690	$(9,348)	$ (9,325)	$(23,429	)(1)

Net income (loss) per share :
Basic	$ 0.07	$ (0.23)	$ (0.23)	$ (0.59	)(1)

Diluted	$ 0.06	$ (0.23)	$ (0.23)	$ (0.59	)(1)

Weighted-average shares used in computing
net income (loss) per share :
Basic	41,359	39,999	41,094	39,918

Diluted	43,924	39,999	41,094	39,918

(1) Includes the impact from achieving the ability to estimate product return rates and recognizing previously deferred revenues, costs and gross profit:

Total revenues	$20,387
Cost of revenues	$16,192
Gross profit	$ 4,195
Income (loss) from operations	$ 4,195
Net income (loss)	$ 4,195
Net income (loss) per common share, basic and diluted	$ 0.10

THERASENSE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

Assets	September 30, 2003	December 31, 2002
Current assets:
Cash and cash equivalents	$ 25,468	$ 32,158
Available-for-sale investments	49,597	34,135
Accounts receivable, net	42,359	36,319
Inventories	13,133	21,060
Prepaid expenses and other current assets	3,114	6,358

Total current assets	133,671	130,030
Available-for-sale investments	8,479	11,217
Property and equipment, net	17,653	14,340
Other assets	6,744	5,216

Total assets	$ 166,547	$ 160,803

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$ 14,663	$ 17,034
Accrued liabilities	20,738	16,109
Deferred revenue	4,063	1,000
Current portion of long-term debt	705	5,149

Total current liabilities	40,169	39,292

Long-term debt, net of current	1,541	3,161
Deferred revenue	11,617	2,261
Other liabilities	--	500

Total liabilities	53,327	45,214

Stockholders’ equity:
Common stock	41	41
Additional paid-in capital	273,808	271,782
Notes receivable from stockholders	--	(156)
Deferred stock-based compensation, net	(6,731)	(11,642)
Accumulated other comprehensive income	179	316
Accumulated deficit	(154,077)	(144,752)

Total stockholders’ equity	113,220	115,589

Total liabilities and stockholders’ equity	$ 166,547	$ 160,803